CONTACT:
Brendon Frey
Brendon.frey@icrinc.com

HAMILTON BEACH BRANDS HOLDING COMPANY ANNOUNCES FIRST QUARTER 2025 RESULTS
Revenue Increased 4.0% to $133.4 Million
Gross Margin Expanded 120 Basis Points to 24.6%
Cash Flow from Operations was $6.6 Million

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) (The Company) today announced results for the first quarter of 2025.

First Quarter 2025 Overview
•Revenue increased 4.0% to $133.4 million compared to $128.3 million
•Gross margin increased 120 basis points to 24.6% compared to 23.4%
•Operating profit increased to $2.3 million compared to loss of $0.9 million
•Cash flow from operating activities was $6.6 million compared to $19.7 million
•Total debt was $50.0 million; Net debt was $1.7 million compared to $23.7 million

“Our first quarter results reflect solid improvement over last year even in the face of strengthening macroeconomic headwinds,” said R. Scott Tidey, President and Chief Executive Officer. “The positive momentum we generated in the fourth quarter carried into the start of 2025 as demand for our core U.S. consumer business continued to outpace the market. Higher overall sales combined with increased contributions from higher margin products and categories fueled gross margin expansion and expense leverage, resulting in a $3.2 million year-over-year increase in operating profit.”

“Prior to the most recent round of tariff hikes imposed on China in mid-April, we were confident in our ability to mitigate the initial 20% increase on our China sourced product with only a slight impact to gross margins through increased pricing. While we have visibility into business trends over the next couple of months, the current tariff rates are creating a significant amount of uncertainty and have made it very difficult to plan for the second half of the year. We are working quickly to further diversify our sourcing base and implement additional measures to mitigate higher tariffs and expect these actions to benefit our margin profile in 2026” Tidey added.

Results of the First Quarter 2025 Compared to the First Quarter 2024
Total revenue grew $5.1 million, or 4.0%, to $133.4 million compared to $128.3 million. The revenue growth reflected favorable product mix and increased volume, partially offset by pricing and foreign currency. In the Company’s North America Consumer markets, revenue increased driven by growth in the U.S. market. In the Company’s Global Commercial market, revenue decreased slightly due to softness in international markets. HealthBeacon contributed $1.5 million of revenue in the first quarter of 2025.
Gross profit was $32.8 million, or 24.6% of total revenue, compared to $30.1 million, or 23.4% of total revenue. The increase in gross profit margin was primarily due to favorable product mix, including the addition of HealthBeacon which operates at a significantly higher gross margin.
Selling, general and administrative expenses (SG&A) decreased to $30.4 million compared to $30.9 million. The decrease was primarily driven by HealthBeacon transaction costs that did not recur in 2025.
Operating profit was $2.3 million compared to loss of $0.9 million.
Interest income, net increased to $0.1 million compared to interest expense, net of $0.2 million, primarily due to investment of increased cash on hand.
Income tax expense was $0.7 million compared to income tax benefit of $0.1 million in the prior year period.
Net income was $1.8 million, or $0.13 per diluted share, compared to net loss of $1.2 million, or $0.08 per diluted share.

Cash Flow and Debt
For the quarter ended March 31, 2025, net cash provided by operating activities was $6.6 million, compared to $19.7 million for the quarter ended March 31, 2024. Net working capital provided cash of $16.3 million compared to $33.5 million. The decrease is primarily related to improvements in trade receivable collections that benefited the prior year as well as a material level of inventory pulled forward ahead of uncertainty related to tariff impacts. Capital expenditures were $0.5 million compared to $0.9 million.
The Company allocated its cash flow primarily to return value to shareholders through share repurchases and the quarterly dividend. The Company repurchased 141,435 shares of its Class A common stock at prevailing market prices for an aggregate purchase amount of $2.7 million and paid $1.6 million in dividends during the first quarter of 2025.
On March 31, 2025, net debt was $1.7 million compared to net debt of $23.7 million on March 31, 2024. Net (cash) debt is defined as total debt minus cash and cash equivalents and highly liquid short-term investments.

Outlook
As a result of the increased uncertainty caused by higher tariffs recently imposed by the United States, particularly in China, the Company believes it is prudent to temporarily suspend its practice of providing forward looking commentary on its business outlook.

Conference Call
The Company will conduct an earnings conference call and webcast on Wednesday, April 30, 2025, at 4:30 p.m. Eastern time. The call may be accessed by dialing 888-350-3452 (toll free), International 647-362-9199. Conference ID: 1809480. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a leading designer, marketer, and distributor of a wide range of brand name small electric household and specialty housewares appliances, and commercial products for restaurants, fast food chains, bars, and hotels, and is a provider of connected devices and software for healthcare management. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, and TrueAir®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. The Company licenses the brands for CHI® premium garment care products, CloroxTM home appliances, and Brita HubTM countertop electric water filtration appliances. The Company has exclusive multiyear agreements to design, sell, market, and distribute Bartesian® cocktail makers and Numilk® plant-based milk makers. The Company’s Hamilton Beach Health subsidiary is focused on expanding the Company’s participation in the home health and medical markets. In 2024, Hamilton Beach Health acquired HealthBeacon, a medical technology firm that specializes in developing connected devices, and strategic partner of the Company since 2021. For more information about Hamilton Beach Brands Holding Company, visit www.hamiltonbeachbrands.com.

Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) uncertain or unfavorable global economic conditions and impacts from tariffs, inflation, rising interest rates, recessions or economic slowdowns; (2) changes in costs, including transportation costs and tariffs, of sourced products; (3) the Company’s ability to source and ship products to meet anticipated demand; (4) changes in or unavailability of quality or cost effective suppliers; (5) the Company’s ability to successfully manage constraints throughout the global transportation supply chain; (6) delays in delivery of sourced products; (7) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances; (8) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers; (9) bankruptcy of or loss of major retail customers or suppliers; (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products; (11) the impact of tariffs on customer purchasing patterns; (12) customer acceptance of changes in costs of or delays in the development of new products; (13) product liability, regulatory actions or other litigation, warranty claims or returns of products; (14) increased competition, including consolidation within the industry; (15) changes in customers’ inventory management strategies; (16) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of the Company’s products; (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation; (18) the Company’s ability to identify, acquire or develop, and successfully integrate, new businesses or new product lines; and (19) other risk factors, including those described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2024. Furthermore, the future impact of unfavorable economic conditions, including inflation, changing interest rates, availability of capital markets and consumer spending rates remains uncertain. In uncertain economic environments, we cannot predict whether or when such circumstances may improve or worsen, or what impact, if any, such circumstances could have on our business, results of operations, cash flows and financial position.

*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2025	2024
	(In thousands, except per share data)
Revenue	$133,372	$128,277
Cost of sales	100,601	98,223
Gross profit	32,771	30,054
Selling, general and administrative expenses	30,380	30,947
Amortization of intangible assets	78	50
Operating profit (loss)	2,313	(943)
Interest (income) expense, net	(72)	156
Other (income) expense, net	(149)	173
Income (loss) before income taxes	2,534	(1,272)
Income tax expense (benefit)	729	(110)
Net income (loss)	$1,805	$(1,162)

Basic and diluted earnings (loss) per share	$0.13	$(0.08)

Basic weighted average shares outstanding	13,769	14,162
Diluted weighted average shares outstanding	13,788	14,162

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	MARCH 31 2025	DECEMBER 31 2024	MARCH 31 2024
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$48,296	$45,644	$26,279
Trade receivables, net	82,331	117,068	89,596
Inventory	165,890	124,904	133,523
Prepaid expenses and other current assets	16,931	16,103	12,893
Total current assets	313,448	303,719	262,291
Property, plant and equipment, net	34,015	34,401	36,851
Right-of-use lease assets	37,961	36,049	37,848
Goodwill	7,099	7,099	6,253
Other intangible assets, net	2,023	2,101	2,375
Deferred income taxes	7,115	6,693	2,410
Deferred costs	2,720	16,156	14,550
Other non-current assets	13,639	8,849	6,372
Total assets	$418,020	$415,067	$368,950
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$126,342	$104,161	$96,579
Accrued compensation	5,302	18,792	5,701
Accrued product returns	7,074	7,876	6,135
Lease liabilities	5,531	5,193	6,086
Other current liabilities	14,589	18,098	11,693
Total current liabilities	158,838	154,120	126,194
Revolving credit agreements	50,000	50,000	50,000
Lease liabilities, non-current	40,184	39,008	41,009
Other long-term liabilities	5,817	6,036	6,340
Total liabilities	254,839	249,164	223,543
Stockholders’ equity
Preferred stock, par value $0.01 per share	—	—	—
Class A Common stock	118	115	114
Class B Common stock	36	36	36
Capital in excess of par value	77,821	76,668	72,303
Treasury stock	(29,575)	(26,202)	(12,567)
Retained earnings	124,083	123,863	96,705
Accumulated other comprehensive loss	(9,302)	(8,577)	(11,184)
Total stockholders’ equity	163,181	165,903	145,407
Total liabilities and stockholders’ equity	$418,020	$415,067	$368,950

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2025	2024
	(In thousands)
Operating activities
Net income (loss)	$1,805	$(1,162)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	1,225	1,188
Stock compensation expense	1,156	1,904
Other	(935)	1,255
Net changes in operating assets and liabilities:
Trade receivables	34,899	46,236
Inventory	(40,645)	(9,614)
Other assets	7,178	(3,074)
Accounts payable	22,031	(3,102)
Other liabilities	(20,094)	(13,930)
Net cash provided by (used for) operating activities	6,620	19,701
Investing activities
Expenditures for property, plant and equipment	(516)	(942)
Acquisition of business, net of cash acquired	—	(7,412)
Issuance of secured loan	—	(600)
Repayment of secured loan	—	2,205
Net cash provided by (used for) investing activities	(516)	(6,749)
Financing activities
Cash dividends paid	(1,585)	(1,531)
Purchase of treasury stock	(3,373)	(554)
Net cash provided by (used for) financing activities	(4,958)	(2,085)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	626	(2)
Cash, cash equivalents and restricted cash
Increase (decrease) for the period	1,772	10,865
Balance at the beginning of the period	46,524	16,379
Balance at the end of the period	$48,296	$27,244

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$48,296	$26,279
Restricted cash included in prepaid expenses and other current assets	—	51
Restricted cash included in other non-current assets	—	914
Total cash, cash equivalents and restricted cash	$48,296	$27,244

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures: Net (Cash) Debt

Net (cash) debt is a non-GAAP financial measure that management uses in evaluating financial position. Net (cash) debt is defined as long-term debt less cash and cash equivalents and highly liquid short-term investments. Management believes net (cash) debt is an important measure of the Company’s financial position due to the amount of cash and cash equivalents on hand. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below:

	MARCH 31 2025	DECEMBER 31 2024	MARCH 31 2024
	(In millions)
Total debt	$50.0	$50.0	$50.0
Less: cash and cash equivalents	$(48.3)	$(45.6)	$(26.3)
Less: highly liquid short-term investments (1)	$—	$(5.0)	$—
Net (cash) debt	$1.7	$(0.6)	$23.7

(1) Investments with original maturities greater than 3 months but less than one year are included in prepaid expenses and other current assets on the balance sheet. If the original maturity is 3 months or less it is included within cash and cash equivalents.